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                                SUBSIDIARIES

   Subsidiary                                    Jurisdiction of Organization
   ----------                                    ----------------------------

   DSI(HK) Limited                               Hong Kong
   Meritus Industries Limited                    Hong Kong
   RSP Products Limited                          Hong Kong
   Elite Dolls Limited                           Hong Kong